UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 6, 2006
Stoneridge, Inc.

(Exact name of registrant as specified in its charter)

Ohio	0-13337	34-1598949

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9400 East Market Street Warren, Ohio	44484

(Address of principal executive offices	(Zip Code)
Registrant’s telephone number, including area code: (330) 856-2443

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
See Item 5.02 below.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
This amended Form 8-K amends the Company’s Form 8-K filed on January 12, 2006, which among other things, disclosed the appointment of John C. Corey as the Company’s new president and chief executive officer. Mr. Corey commenced his employment with the Company as president and chief executive officer on January 16, 2006. Pursuant to Instruction 2 to Item 5.02 this amendment is being filed to disclose a description of the material terms of the employment agreement by and between the Company and Mr. Corey.
Mr. Corey’s employment agreement with the Company was entered into on February 28, 2006. The employment agreement has an initial term ending on December 31, 2007 and, provided Mr. Corey is under age 65, will automatically renewed for one year every year unless notice of termination is delivered by either party before the end of the term. The employment agreement provides the payment of a base salary of $525,000; a guaranteed bonus for the fiscal year 2006 of at least $250,000; participation in the annual incentive plan (subject to Compensation approval at the time) at a target of 70% of base salary; relocation benefits; a monthly car allowance; reimbursement of country club dues and a one-time country club initiation fee; reimbursement of Mr. Corey’s premiums on his life insurance and participation in the Company’s customary benefit plans for senior executive personnel. In addition, if Mr. Corey is terminated by the Company without cause, the Company will be obligated to pay him monthly (1/24th) over a 24-month period the sum of (i) two times his annual base compensation plus (ii) two times his average annual bonus. In addition, upon a termination without cause the Company must pay Mr. Corey a lump sum payment equal to the pro rata annual bonus for the year of the termination and continue to cover his life and health insurance benefits for a period of twenty-four months following the termination. The agreement contain customary covenants by Mr. Corey regarding non-competition and non-solicitation and use of confidential information.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: March 3, 2006	/s/ George E. Strickler

George E. Strickler, Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)